EXHIBIT 99.1

      PRESS RELEASE

For Release:          Immediate
Contact:    Scott Monette
                 314/877-7113

RALCORP HOLDINGS ANNOUNCES COMPLETION OF ITS
PURCHASE OF BAKERY CHEF, INC.

St. Louis, MO, December 3, 2003 . . . Ralcorp Holdings, Inc., (NYSE: RAH) announced today that it has completed the purchase of Bakery Chef, Inc., a leading manufacturer of frozen griddle products (pancakes, waffles, and French toast) and other frozen, pre-baked products. Ralcorp paid $287.5 million in cash for Bakery Chef, which had net sales of $165 million for the year ended December 31, 2002. As Ralcorp previously announced, based upon Bakery Chef’s 2002 results and Ralcorp’s initial assessment of Bakery Chef’s intangible asset valuation and related amortization, Ralcorp anticipates the transaction will immediately add $.25 to $.35 to diluted earnings per share on an annual basis.
Joe Micheletto, Vice Chairman of Ralcorp Holdings, Inc., said: “Today, Bakery Chef becomes a wholly owned subsidiary of Ralcorp that will provide a platform for increasing Ralcorp’s existing access to the food service channel and allows entry into the frozen food segment. Ralcorp is now poised to take advantage of growth opportunities in frozen foods and enhance its offerings to food service customers.”
Citigroup Global Markets Inc. served as exclusive financial adviser to Ralcorp in this transaction . Goldman, Sachs & Company acted as exclusive advisor to Bakery Chef and its owners.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.5 percent interest in Vail Resorts, Inc., the premier mountain resort operator in North America.
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NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition to such cautionary statements, Ralcorp will not achieve the anticipated benefits of the Bakery Chef acquisition if Bakery Chef’s results of operations decline or actual amounts of intangible values and related amortization differ from Ralcorp’s initial estimates.